Filed Pursuant to Rule 424(b)(7)
Registration No. 333-145249
Prospectus Supplement No. 3
(To Prospectus dated August 8, 2007)
INVERNESS MEDICAL INNOVATIONS, INC.
3% Convertible Senior Notes due 2016
and up to 2,868,120 Shares of Common Stock Issuable Upon Conversion of the Notes
587,985 Shares of Common Stock issued in connection with certain acquisitions
This prospectus supplement no. 3 supplements and amends the prospectus dated August 8, 2007, prospectus supplement no. 1 dated September 28, 2007 and prospectus supplement no. 2 dated January 4, 2008, relating to the offering for resale of our 3% Convertible Senior Subordinated Notes due 2016, the shares of our common stock issuable upon conversion of the notes, and shares of our common stock issued in connection with certain acquisitions.
You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, as previously supplemented. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information in the prospectus, as previously supplemented.
You should carefully read and consider the risk factors that we have described in the section titled “Risk Factors” beginning on page 4 of the prospectus, as previously supplemented, before investing in the notes or shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus, as previously supplemented. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 26, 2008.

The information in the table appearing under the caption “Note Selling Stockholders” commencing on page 22 of the prospectus, as previously supplemented, is supplemented and amended by adding the information below with respect to a selling security holder not previously listed in the prospectus, as previously supplemented.
The following table is based solely on information provided by the selling security holder. This information represents the most current information provided to us by the selling security holder. The selling security holder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act or otherwise, some or all of the notes or shares of our common stock since the information in the table was provided to us. Notes or shares included in this prospectus supplement no. 3 may have been described as held by a different selling security holder in the prospectus, as previously supplemented.
References to footnotes in the following table are references to footnotes to the table appearing under the caption “Note Selling Security Holders” commencing on page 22 of the prospectus, as previously supplemented.
Note Selling Security Holders

Shares of
	Amount of		Shares of	Shares of	Common
	Notes	Amount of	Common Stock	Common Stock	Stock to be	Percentage of
Selling Security	Beneficially	Notes Offered	Beneficially	Offered	Owned After	All Common
Holder (1)	Owned ($)	Hereby($)(2)	Owned(3)	Hereby(2)(3)	Offering	Stock (2)(4)

San Diego County Employee Retirement Association	$1,145,000	$1,145,000	21,893	21,893	0	*

*	Less than 1%.